Exhibit 10.1

EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT

This  EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (this “Agreement”), dated June 4, 2019, is made by and among:

Party A:  One Belt One Network Holdings Limited, with registered address at Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110; and

Party B: OBON Corporation Company Limited, with registered address at 121/34, Ratchadaphisek Road, Din Daeng Sub-district, din Daeng District, Bangkok, Thailand.

Party A and Party B individually, a “Party”; collectively, the “Parties”

Whereas,

1.	Party A is a company incorporated and validly existing under the laws of the British Virgin Islands, having the resources and qualifications to provide Party B with technology consulting and services;

2.	Party B is a company incorporated and validly existing under the laws of Thailand; and

3.	The Parties wish to contract for certain technology consulting and other services pursuant to the terms hereof.

NOW, THEREFORE, the Parties hereby agree as follows through negotiations:

1.	Technology Consulting and Services; Sole and Exclusive Rights and Interests

1.1          During the term of this Agreement, Party A agrees to provide Party B with technology consulting and services set forth in Exhibit I attached hereto subject to the terms and conditions of this Agreement.

1.2          Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that during the term hereof, it will not accept the same or similar technology consulting and services with respect to the foregoing business operations from any third party, unless with prior written consent from Party A.

1.3          Any and all rights and interests arising from performance of this Agreement, including without limitation ownership, copyright, patent and other intellectual properties, technical and business secrets, which is developed by Party A or by Party B based on the intellectual property owned by Party A, will be solely and exclusively owned by Party A.

2.	Calculation and Payment of Technology Consulting and Services Fee

2.1          Party B agrees to pay technology consulting and services fee set forth under this Agreement to Party A for the technology consulting and services provided by Party A under this Agreement (the “Consulting Services Fee”).

2.2          The Parties agree to determine and pay the Consulting Services Fee according to Exhibit II attached hereto.

3.	Representations and Warranties

3.1          Party A hereby represents and warrants that:

3.1.1.	It is corporation duly incorporated and validly existing under the laws of the British Virgin Islands;

3.1.2.	Its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.1.3.	This Agreement, once executed, constitutes legal, valid and binding obligations of Party A, and is enforceable upon Party A pursuant to its terms.

3.2          Party B hereby represents and warrants that:

3.2.1.	It is a corporation duly incorporated and validly existing under the laws of Thailand;

3.2.2.	Its execution and performance of this Agreement are within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract which has binding or other effect upon it; and

3.2.3.	This Agreement, once executed, constitutes legal, valid and binding obligations of Party B, and is enforceable upon Party B pursuant to its terms.

4.	Confidentiality

4.1          Party B agrees to take reasonably best efforts to keep in confidence Party A’s confidential information and materials (“Confidential Information”) that it may be aware of or have access to in connection with its acceptance of Party A’s exclusive consulting and services.  Without prior written consent from Party A, Party B shall not disclose, offer or transfer any Confidential Information to any third party.  If this Agreement terminates and upon Party A’s request, Party B shall return to Party A or destroy all of the documents, materials or software containing Confidential Information, and shall delete any Confidential Information from all relevant memory devices and cease to use any Confidential Information.

4.2          This Article 4 will survive any change, termination or expiration of this Agreement.

5.	Breach of Contract

If either party (the “Defaulting Party”) breaches any provision of this Agreement, which causes damage  to the other Party (the “Non-defaulting Party”), the Non-defaulting Party may notify the Defaulting Party in writing and request it to rectify and correct such breach of contract; if the Defaulting Party fails to take any action satisfactory to the Non-defaulting Party to rectify and correct such breach within fifteen (15) working days upon the issuance of the written notice by the Non-defaulting Party, the Non-defaulting Party may take the actions pursuant to this Agreement or pursue other remedies in accordance with laws.

6.	Effectiveness and Term

6.1          This Agreement shall take effect as of the date first written above.  The term of this Agreement is ten (10) years unless early termination occurs in accordance with relevant provisions herein or any other agreement reached by the Parties.

6.2          This Agreement may be extended upon Party A’s written confirmation prior to the expiration of this Agreement and the extended term shall be determined by Party A.

7.	Termination

7.1          This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provisions herein.

7.2          During the term hereof, Party B may not make early termination of this Agreement unless Party A commits gross negligence, fraud or other illegal action, or goes bankrupt. Notwithstanding the foregoing, Party A shall always have the right to terminate this Agreement by issuing a thirty (30) days’ prior written notice to Party B.

7.3          The rights and obligations of the Parties under Articles 4 and 5 will survive termination of this Agreement.

8.	Governing Law and Dispute Resolution

8.1          The execution, interpretation, performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws of Thailand.

8.2          The parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation in good faith. In case no settlement can be reached through consultation within thirty (30) days after the request for consultation is made by either Party, any Party can submit such matter to The Thai Arbitration Institute Office of The Judiciary, Ministry of Justice. The arbitration shall take place in Bangkok. The arbitration award shall be final and binding upon both Parties.

9.	Force Majeure

9.1          “Force Majeure Event” shall mean any event beyond the reasonable controls of the Party so affected, which are unpredictable, unavoidable, irresistible even if the affected Party takes a reasonable care, including but not limited to governmental acts, Act of God, fires, explosion, geographical variations, storms, floods, earthquakes, morning and evening tides, lightning or wars, riot, strike, and any other such events that all Parties have reached a consensus upon. However, any shortage of credits, funding or financing shall not be deemed as the events beyond reasonable controls of the affected Party.

9.2          In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Event, the affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The affected Party which intends to seek exemption from its obligations of performance under this Agreement or any provision of this Agreement shall immediately inform the other Party of such a Force Majeure Event and the measures it needs to take in order to complete its performance.

10.	Notices

All notices or other correspondences given by either Party pursuant to this Agreement shall be made in writing and may be delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or both Parties, or any other address notified by the other Party from time to time, or another person’s address designated by it. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after delivery to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

If to Party A: One Belt One Network Holdings Limited

Address: Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands, VG1110

Attention: _____________

Fax:

If to Party B:  OBON Corporation Company Limited

Address: 121/34, RS Tower, 8th Floor, Ratchadaphisek Road, Din Daeng Sub-district, din Daeng District, Bangkok, Thailand

Attention: Ratanaphon Wongnapachant

Fax: +662 0402455

11.	Assignment

Party B shall not assign its rights and obligations under this Agreement to any third party without the prior written consent of Party A.

12.	Severability

If any provision of this Agreement is held void, invalid or unenforceable by a court of competent jurisdiction or arbitration authority, the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired. The Parties shall cease performing such void, invalid or unenforceable provisions and revise such void, invalid or unenforceable provisions only to the extent closest to the original intention thereof to recover its validity or enforceability for such specific facts and circumstances.

13.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any agreements on such amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

14.	Miscellaneous

14.1        The headings contained in this Agreement are for the convenience of reference only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

14.2        The Parties agree to promptly execute any document and take any other action reasonably necessary or advisable to perform provisions and purpose of this Agreement.

14.3        The Parties confirm that this Agreement shall, upon its effectiveness, constitute the entire agreement and common understanding of the Parties with respect to the subject matters herein and fully supersede all prior verbal and/or written agreements and understandings with respect to the subject matters herein.

14.4        This Agreement shall be binding upon and for the benefit of all the Parties hereto and their respective inheritors, successors and the permitted assigns.

14.5        Any Party’s failure to exercise the rights under this Agreement in time shall not be deemed as its waiver of such rights and would not affect its future exercise of such rights.

14.6        Any attachment hereto is an integral part of and has the same effect with this Agreement.

14.7        This Agreement is made in two originals with each Party holding one and both originals are equally authentic.

[Remainder of Page Intentionally Blank]

(Signature Page of Exclusive Technology Consulting and Service Agreement)

IN WITNESS THEREOF, each Party hereto has caused this Agreement duly executed by their respective legal representative or duly authorized representative on its behalf as of the date first written above.

Party A: One Belt One Network Holdings Limited

/s/ Wai Hok Fung		[Seal]
By:	Wai Hok Fung
Director

Party B: OBON Corporation Company Limited

/s/ Ratanaphon Wongnapachant		[Seal]
By:	Ratanaphon Wongnapachant
Director

Exhibit I:             List of Technology Consulting and Services

Party A will provide the following technology consulting and services to Party B:

(1)Technology consulting and response to enquiries raised by Party B relating to network equipment, technical products and software; and

(2)Business consulting and services in relation to financing, banking, management and administration of technical and business operations.

(3)Any other services and consulting required by Party B for business operations.

Exhibit II:            Calculation and Payment of Technology Consulting and Services Fee

The amount of the service fee will be determined on the basis of:

(1) difficulty of the technology and complexity of the consulting and management services;

(2) time required by Party A to provide technology consulting and management services; and

(3) contents and commercial value of the technology consulting and management services.

Party A will issue a fee statement to Party B based on the workload and commercial value of the technical services provided by Party A, the fee amount to be equivalent to the amount of net profit before tax of Party B on quarterly basis.  Party B will pay the consulting and services fee according to the time and amount set forth in the statement, provided that Party B will pay no less than 30,000 Baht as consulting and services fee (the “Quarterly Minimum Service Fee”) to Party A on quarterly basis.

The Quarterly Minimum Service Fee is subject to approval from Party A’s board of directors, and will be reviewed and revised no less than once yearly.  Any revision and change of Quarterly Minimum Service Fee is subject to approval from Party A’s board of directors.

Party B will provide its quarterly financial statements and all operating records, business contracts and financial information for any year to Party A within fifteen (15) days upon the end of such quarter.  Party A may engage any reputable independent accountant to audit any financial information provided by Party B, for which Party B will provide coordination.